Exhibit 99.1

INTRODUCTION ▪ Testosterone (T) is a serum marker of hypogonadism. Low T is associated with fatty liver disease related co - morbidities, such as diabetes mellitus, cardiovascular disease, obesity, and metabolic syndrome ▪ About 75% of biopsy confirmed Nonalcoholic Steatohepatitis (NASH) male patients had T levels of <372 ng/dL 1 ▪ Patients receiving androgen deprivation therapy (ADT) have an increased risk of liver disease 2 ▪ An oral non - methylated TRT option (TLANDO/LPCN1144), is a prodrug of endogenous T, primarily absorbed via the intestinal lymphatic pathway 3 The objectives were: 1. To evaluate non - alcoholic fatty liver (NAFL) occurrence in hypogonadal males and assess potential benefits of oral T treatment 2. To assess T levels and potential beneficial effects of oral T in an established high fat diet (HFD) - Induced rabbit model 4 of NASH and hepatic fibrosis METHODS RESULTS CONCLUSION □ Compromised liver health is prevalent in hypogonadal males and may warrant periodic assessment □ Pre - clinical and clinical study results with oral T suggest potential beneficial effects on liver health in hypogonadal males □ An ongoing study in biopsy - confirmed NASH male patients is expected to shed more light on the potential benefits of oral T REFFERENCES 1. Sarkar et al., Gastroenterol 2019; 156 (6): S1258 2. Gild et al., J Urol 2018; 200 (3): 573 - 581 3. Shackleford et al., J Pharmacol Exp Ther 2003; 306 (3): 925 - 33 4. Vignozzi et al., Mol Cell Endocrinol 2014 Mar 25;384(1 - 2):143 - 54 5. Comeglio et al., J Endocrinol Invest. 2021 Feb 13. 6. Younossi et al., J Hepatol 2016; 64 (1): 73 - 84 RESULTS Anthony DelConte, MD 1,2 ; Benjamin J. Bruno, PharmD, PhD 1 ; Kilyoung Kim, PhD 1 ; Kiran Vangara, PhD 1 ; Kongnara Papangkorn, PhD 1 ; Nachiappan Chidambaram, PhD 1 ; and Mahesh V. Patel, PhD 1 1 Lipocine Inc., Salt Lake City, UT; 2 Saint Joseph’s University, Philadelphia, PA Low Testosterone in Males May Warrant Liver Health Assessment and Intervention #6978 ▪ Assessment based on clinical studies in hypogonadal males : ▪ Pre - clinical study: a 12 - week study in a high - fat - diet (HFD) induced steatohepatitis and hepatic fibrosis rabbit model » Testosterone and liver biopsy assessment (inflammation, ballooning, fibrosis) were performed at the end of the study 5 . ▪ HFD Suppressed T Levels in Rabbits in conjunction with ballooning, inflammation and fibrosis † Hypogonadal males (Full MRI - PDFF Analysis Set: n=32) ‡ Prevalence of NAFL in general population 6 RESULTS ▪ Key Elevated Liver Injury Markers at Baseline Were Normalized Post Oral T Treatment ▪ Meaningful Relative Liver Fat % Change and Responder Rate after 4 Months of Oral T Treatment (LFS) ▪ Upon 12 weeks of LPCN 1144 treatments in conjunction with HFD, histological ballooning, inflammation and fibrosis scores were improved. ▪ Longitudinal Treatment Effect of Oral T Treatment (LFS) x NAFL (≥5% of liver fat) in hypogonadal males was more than double of the reported rate in the general population x Improved NAFL Resolution Over Time Alanine Aminotransferase (ALT) normal range: 10 - 53 U/L Gamma Glutamyl Transferase (GGT) normal range: 11 - 52 U/L Alanine Aminotransferase (ALT) normal range: 10 - 40 U/L Gamma Glutamyl Transferase (GGT) normal range: 10 - 49 U/L Testosterone Undecanoate ▪ Pro - fibrotic genes (e.g., COL1A1, COL3A1, ETRs, FOXP3, αSMA, SNAI1, TGFβ1, TIMPs) were significantly overexpressed by HFD when compared to RD group, whereas LPCN 1144 treatments showed a reduction or a tendency to a reduction 3/3 2/4 20/42 11/36 n=21 n=8 n=21 n=8 Exhibit 99.1